NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul V. Cusick, Jr. pcusick@century-bank.com

Phone: Fax:	781-393-4601 781-393-4071
CENTURY BANCORP, INC. ANNOUNCES THE
RETIREMENT OF BOARD MEMBER KARL E. CASE AND
HIS APPOINTMENT AS DIRECTOR EMERITUS.
Medford, MA, May 10, 2006 — Marshall M. Sloane, Chairman of Century Bancorp, Inc., (NASDAQ: CNBKA) (www.century-bank.com) today announced that, effective immediately, Karl E. Case, Ph.D., will retire as a voting member of Century Bank and Trust Company’s and Century Bancorp’s Board of Directors due to health reasons. Dr. Case, however, will remain active as a Director Emeritus of both Boards.
Dr. Case, 59, has served as an active member of the Board of Directors since 1995. He is a Professor of Economics at Wellesley College, where he has taught for 28 years, and is a Visiting Scholar at the Federal Reserve Bank of Boston. A resident of Wellesley, Massachusetts, Dr. Case will continue to be available to the leadership of Century Bancorp in his role as a Director Emeritus.
“We owe a debt of gratitude to Karl for more than a decade of service. During his tenure, Century Bank’s approach to banking has grown and evolved. His vision, values and commitment to the community combined with his deep knowledge of real estate, housing, and finance, have contributed greatly to the future direction of our firm,” said Mr. Sloane. “The Board and I join the entire Century team in wishing Karl well in his retirement.”
Century Bancorp, Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-three full-service branches in the Greater Boston area, offers a full range of Business, Personal, and Institutional Services.
-more-

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender. Corporate Headquarters located at 400 Mystic Avenue, Medford, MA 02155. 866.8.CENTURY.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.
# # #